Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 27, 2018 relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT II, Inc. appearing in the Annual Report on Form 10-K of Phillips Edison Grocery Center REIT II, Inc. for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 6, 2018